CASINO MANAGEMENT OF AMERICA INC.
                         4695 MacArthur Court, Suite 530
                         Newport Beach, California 92660
              Telephone: (949) 833-5358; Facsimile: (949) 833-7854


                                   May 2, 2000

William Talbert
Securities and Exchange Commission
Division of Corporate Finance


         Re:      Form 10SB filed March 8th, 2000


Dear Mr. Talbert:


     On March 8th, 2000, the above named Company voluntarily filed Form 10SB file no. 0- 29885.

     At this time the Company is voluntarily withdrawing the 10SB filing and does not wish to go effective in accordance with the regulations of the 1934 Securities and Exchange Act.

     If you have any questions please contact myself at (949) 833-5381 Ext. 729 or my assistant Jonathan Small at (949) 833-5381 Ext. 723.


                                      Sincerely,


                                      Jon L. Lawver

                                      Jon L. Lawver
                                      Secretary